Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - MAY 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,290,820.864 units) at April 30, 2004       $3,595,788,322
Additions of 30,975.064 units on May 31, 2004                     85,755,776
Redemptions of (8,318.346) units on May 31, 2004                 (23,029,686)
Offering Costs                                                    (1,910,632)
Net Income (Loss) - May 2004                                     (20,184,895)
                                                              --------------

Net Asset Value (1,313,477.582 units) at May 31, 2004         $3,636,418,885
                                                              ==============

Net Asset Value per Unit at May 31, 2004                      $     2,768.54
                                                              ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $    8,203,513
    Change in unrealized                                          (1,731,889)
  Gains (losses) on forward and swap contracts:
    Realized                                                               0
    Change in unrealized                                          (7,927,559)
  Interest income                                                  2,912,197
                                                              --------------

                                                                   1,456,262
                                                              --------------

Expenses:
  Brokerage fee                                                   21,405,567
  Performance fee                                                          0
  Operating expenses                                                 235,590
                                                              --------------

                                                                  21,641,157
                                                              --------------

Net Income (Loss) - May 2004                                  $  (20,184,895)
                                                              ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on May 31, 2004                        $   2,768.54

Net Asset Value per Unit on April 30, 2004                      $   2,785.66

Unit Value Monthly Gain (Loss) %                                       (0.61)%

Fund 2004 calendar YTD Gain (Loss) %                                    5.21 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

Trend-following in uncertain times...

May was a difficult month for systematic trend following strategies, with most of our accounts ending the month with slightly negative performance.

The big story continues to be energy, with crude oil setting record high prices during May and settling just under $40 a barrel. Energy was the one bright spot in our trading, while most fixed income and currency contracts experienced a classic whipsaw - beginning the month with a continuation of April's reversals, and then ending with a strong rally. Equity prices continued to weaken in the face of higher energy prices and global political uncertainty.

This kind of market action is not uncommon for trend following strategies. In an effort to manage risk, we seek to balance the need to be engaged with the risk of being chopped around in directionless markets. The resulting performance is often lackluster until new trends emerge and sustain, but we have no way of knowing when that will be.

In the meantime we will keep our risk profile low and be patient.

If you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO